                                                                     EXHIBIT 2.1




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                          AGREEMENT AND PLAN OF MERGER





                                     BETWEEN





                               BANCORPSOUTH, INC.





                                       AND





                            PINNACLE BANCSHARES, INC.





                          DATED AS OF NOVEMBER 14, 2001
================================================================================



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                                TABLE OF CONTENTS

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                                                                                        PAGE
ARTICLE I.          THE MERGER.........................................................   1
1.1.                The Merger.........................................................   1
1.2.                Effective Time.....................................................   2
1.3.                Effects of the Merger..............................................   2
1.4.                Conversion of Pinnacle Common Stock................................   2
1.5.                Stock Options......................................................   5
1.6.                BancorpSouth Common Stock..........................................   5
1.7.                Articles of Incorporation..........................................   6
1.8.                Bylaws.............................................................   6
1.9.                Directors and Officers.............................................   6
1.10.               Tax Consequences...................................................   6

ARTICLE II.         EXCHANGE OF SHARES.................................................   6
2.1.                BancorpSouth to Make Shares and Cash Available.....................   6
2.2.                Exchange of Shares; Payment of Cash Consideration..................   6

ARTICLE III.        DISCLOSURE SCHEDULES; STANDARDS FOR REPRESENTATIONS AND
                    WARRANTIES.........................................................   9
3.1                 Disclosure Schedules...............................................   9
3.2.                Standards..........................................................   9

ARTICLE IV.         REPRESENTATIONS AND WARRANTIES OF PINNACLE.........................  10
4.1.                Corporate Organization.............................................  10
4.2.                Capitalization.....................................................  11
4.3.                Authority; No Violation............................................  12
4.4.                Consents and Approvals.............................................  13
4.5.                Reports............................................................  13
4.6.                Financial Statements...............................................  13
4.7.                Broker's Fees......................................................  14
4.8.                Absence of Certain Changes or Events...............................  14
4.9.                Legal Proceedings..................................................  14
4.10.               Taxes..............................................................  15
4.11.               Employees..........................................................  15
4.12.               Pinnacle Information...............................................  17
4.13.               Compliance with Applicable Law.....................................  18
4.14.               Certain Contracts..................................................  18
4.15.               Agreements with Regulatory Agencies................................  18
4.16.               Business Combination Provision; Takeover Laws......................  18
4.17.               Environmental Matters..............................................  19
4.18.               Approvals..........................................................  19
4.19.               Insurance..........................................................  19
4.20.               Loan Portfolio.....................................................  20
4.21.               Property...........................................................  20
4.22.               Reorganization.....................................................  20

ARTICLE V.          REPRESENTATIONS AND WARRANTIES OF
                    BANCORPSOUTH.......................................................  20
5.1.                Corporate Organization.............................................  21
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                                        i
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5.2.                Capitalization....................................................   21
5.3.                Authority; No Violation...........................................   22
5.4.                Consents and Approvals............................................   22
5.5.                Reports...........................................................   23
5.6                 Reorganization....................................................   23
5.6.                Financial Statements; SEC Reports.................................   23
5.8.                Absence of Certain Changes or Events..............................   24
5.9.                Legal Proceedings.................................................   24
5.10.               Buyer Information.................................................   24
5.11                Compliance with Applicable Law....................................   24
5.12                Approvals.........................................................   24

ARTICLE VI.         COVENANTS RELATING TO CONDUCT OF BUSINESS.........................   24
6.1.                Covenants of Pinnacle.............................................   24
6.2.                Covenants of BancorpSouth.........................................   27

ARTICLE VII.        ADDITIONAL AGREEMENTS.............................................   27
7.1.                Regulatory Matters................................................   27
7.2.                Access to Information.............................................   28
7.3.                Shareholder Meeting...............................................   31
7.4.                Legal Conditions to Merger........................................   31
7.5.                Affiliates........................................................   31
7.6.                NYSE Listing......................................................   31
7.7.                Employee Benefit Plans; Existing Agreements.......................   31
7.8.                Indemnification of Pinnacle Officers and Directors................   32
7.9.                Additional Agreements.............................................   33
7.10.               Coordination of Dividends.........................................   34
7.11                Reasonable Best Efforts...........................................   34
7.12.               Tax-Free Qualification............................................   34

ARTICLE VIII.       CONDITIONS PRECEDENT..............................................   34
8.1.                Conditions to Each Party's Obligation to Effect the Merger........   34
8.2.                Conditions to Obligations of BancorpSouth.........................   35
8.3.                Conditions to Obligations of Pinnacle.............................   35

ARTICLE IX.         TERMINATION AND AMENDMENT.........................................   36
9.1.                Termination.......................................................   36
9.2.                Effect of Termination.............................................   37
9.3.                Amendment.........................................................   37
9.4.                Extension; Waiver.................................................   37

ARTICLE X.          GENERAL PROVISIONS................................................   37
10.1.               Closing...........................................................   37
10.2.               Nonsurvival of Representations, Warranties and Agreements.........   38
10.3.               Expenses..........................................................   38
10.4.               Notices...........................................................   38
10.5.               Interpretation....................................................   38
10.6.               Defined Terms.....................................................   39
10.7.               Counterparts......................................................   39
10.8.               Entire Agreement..................................................   39
10.9.               Governing Law.....................................................   39
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                                       ii

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10.10.              Enforcement of Agreement..........................................   40
10.11.              Severability......................................................   40
10.12.              Publicity.........................................................   40
10.13.              Assignment; Third Party Beneficiaries.............................   40

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER, dated as of November 14, 2001 ("Agreement"), between BANCORPSOUTH, INC., a Mississippi corporation ("BancorpSouth"), and PINNACLE BANCSHARES, INC., an Arkansas corporation ("Pinnacle," and collectively with BancorpSouth, the "Holding Companies").


                                    RECITALS:

         WHEREAS, BancorpSouth is the parent corporation of BancorpSouth Bank, a Mississippi banking corporation ("BancorpSouth Bank");

         WHEREAS, Pinnacle is the sole shareholder of Pinnacle Bank, an Arkansas banking corporation ("Pinnacle Bank");

         WHEREAS, BancorpSouth and Pinnacle have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transactions provided for herein in which
(i) Pinnacle will merge with and into BancorpSouth (the "Holding Company Merger") and (ii) Pinnacle Bank will merge with and into BancorpSouth Bank (the "Bank Merger"), each subject to the terms and conditions set forth herein (the Holding Company Merger and the Bank Merger, collectively, the "Merger");

         WHEREAS, the parties intend that the Merger be treated as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder; and

         WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:


                              ARTICLE I. THE MERGER

1.1.     The Merger.

         (a) Subject to the terms and conditions of this Agreement, in accordance with the Mississippi Business Corporation Act (the "MBCA") and the Arkansas Business Corporation Act of 1987 (the "ABCA"), at the Effective Time (as defined in Section 1.2), Pinnacle shall merge with and into BancorpSouth. BancorpSouth shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Holding Company Merger, and shall continue its corporate existence under the laws of the State of Mississippi. The name of the Surviving Corporation shall continue to be "BancorpSouth, Inc." Upon consummation of the Holding Company Merger, the separate corporate existence of Pinnacle shall terminate.

         (b) Subject to the terms and conditions of this Agreement, in accordance with the Mississippi Banking Act (the "MBA") and the Arkansas Banking Code of 1997 (the "ABA"), as applicable, at the Effective Time, Pinnacle Bank shall merge with and into BancorpSouth Bank. BancorpSouth Bank shall be the surviving banking corporation (hereinafter sometimes called the "Surviving Bank") in the Bank Merger, and shall continue its corporate existence under the laws of the State of Mississippi. The name of the Surviving Bank shall continue to be "BancorpSouth Bank."

Upon consummation of the Bank Merger, the separate corporate existence of Pinnacle Bank shall terminate.

1.2.     Effective Time.

         (a) The Holding Company Merger shall become effective as set forth in the articles of merger (the "Holding Company Articles of Merger") which shall be filed on the Closing Date (as defined in Section 10.1) with the Secretary of State of the State of Mississippi (the "Mississippi Secretary") and the Secretary of State of the State of Arkansas (the "Arkansas Secretary") with respect to the Holding Company Merger.

         (b) The Bank Merger shall become effective as set forth in the articles of merger (the "Bank Articles of Merger," and together with the Holding Company Articles of Merger, the "Articles of Merger") which shall be filed on the Closing Date (as defined in Section 10.1) with the Mississippi Department of Banking and Consumer Finance (the "Mississippi Department"), the Arkansas State Bank Department (the "Arkansas Department") and the Arkansas Secretary with respect to the Bank Merger, but shall occur immediately after the Holding Company Merger.

          (c) The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Articles of Merger.

1.3.     Effects of the Merger.

         (a) At and after the Effective Time, the Holding Company Merger shall have the effects set forth in Section 79-4-11.06 of the MBCA and Section 4-27-1106 of the ABCA.

         (b) At and after the Effective Time, the Bank Merger shall have the effects set forth in, as applicable, Section 81-5-85 of the MBA and Section 23-48-604 of the ABA.

1.4.     Conversion of Pinnacle Common Stock.

         (a) At the Effective Time, subject to Section 2.2(e) hereof, each share of the common stock, par value $10.00 per share, of Pinnacle (the "Pinnacle Common Stock") issued and outstanding immediately prior to the Effective Time (other than Pinnacle Dissenting Shares as defined in this Section below and other than shares of Pinnacle Common Stock held directly or indirectly by BancorpSouth or Pinnacle or any of their respective Subsidiaries as defined in Section 3.2 hereof (as adjusted below), except for Trust Account Shares and DPC shares as such terms are defined in this Section below), shall, by virtue of the Holding Company Merger, automatically and without any action on the part of the holder thereof, become and be converted into, at the election of the holder, either (i) the right to receive $1,134.10 in cash, without interest (the "Cash Consideration," with such election referred to as a "Cash Election"), (ii) the right to receive a number of shares of the common stock, par value $2.50 per share, of BancorpSouth ("BancorpSouth Common Stock"), together with the number of BancorpSouth Rights (as defined in Section 5.2 hereof) associated therewith equal to the Exchange Ratio (as defined below) (the "Stock Consideration", with such election referred to as a "Stock Election") or (iii) a combination of both cash and shares of BancorpSouth Common Stock (with such election referred to as a "Mixed Election"). Shares of Pinnacle Common Stock as to which no election has been made are referred to herein as "No Election Shares" and shall receive the mix of Merger Consideration specified in section (c)(iv) below. For purposes of this Agreement, Cash Consideration, Stock Consideration and any combination thereof shall be collectively referred to herein as "Merger Consideration." Shares of Pinnacle Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as "Cash Election Shares." Shares of Pinnacle Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as "Stock Election Shares." All Pinnacle

Dissenting Shares will be deemed Cash Election Shares for purposes of determining the Cash Consideration available for distribution to other shareholders.

         (b) For purposes of this Agreement, the "Exchange Ratio" shall be equal (rounded to the nearest ten-thousandth) to (x) 85.8516, if the Average BancorpSouth Common Stock Price is less than or equal to $13.209, (y) 63.4639, if the Average BancorpSouth Common Stock Price is greater than or equal to $17.871, or (z) if the Average BancorpSouth Common Stock Price is between $13.209 and $17.871, the result obtained by dividing $1,134.10 by the Average BancorpSouth Common Stock Price. The "Average BancorpSouth Common Stock Price" means the average of the closing price per share of BancorpSouth Common Stock on the New York Stock Exchange (the "NYSE") at the end of the regular session as reported on the Consolidated Tape, Network A, for the ten consecutive trading days ending on the fifth trading day immediately preceding the Effective Time.

         (c)      (i)      In the event that the sum of (x) the number of Cash
Election Shares plus (y) 49.0% of No Election Shares exceeds (z) 49.0% of the issued and outstanding shares of Pinnacle Common Stock, then the holders of Cash Election Shares will receive a combination of cash and shares of BancorpSouth Common Stock to be determined as follows: (A) the number of Cash Election Shares which shall be converted into the right to receive the Cash Consideration shall equal the amount obtained by multiplying (I) the number of shares of Pinnacle Common Stock covered by such Cash Election by (II) a fraction of which the numerator shall be the cash required to be made available by BancorpSouth (pursuant to clause (iv) below) and the denominator of which shall be $1,134.10 multiplied by the number of Cash Election Shares; and (B) the balance of such Cash Election Shares shall be converted into the right to receive Stock Consideration.

                  (ii) In the event that the sum of (x) the number of Stock Election Shares plus (y) 51.0% of No Election Shares exceeds (z) 51.0% of the issued and outstanding shares of Pinnacle Common Stock, then the holders of Stock Election Shares will receive a combination of cash and shares of BancorpSouth Common Stock to be determined as follows: (A) the number of Stock Election Shares which shall be converted into the right to receive the Stock Consideration shall equal the amount obtained by multiplying (I) the number of shares of Pinnacle Common Stock covered by such Stock Election by (II) a fraction of which the numerator shall be the number of shares of BancorpSouth Common Stock required to be made available by BancorpSouth (pursuant to clause
(iv) below) and the denominator of which shall be the Stock Consideration multiplied by the number of Stock Election Shares; and (B) the balance of such Stock Election Shares shall be converted into the right to receive Cash Consideration.

                  (iii)    In the event neither of the foregoing clauses (i) or
(ii) is applicable, each holder of shares of Pinnacle Common Stock (A) that makes a Stock Election will receive the Stock Consideration, (B) that makes a Cash Election will receive the Cash Consideration or (C) that makes a Mixed Election will receive the combination of BancorpSouth Common Stock and cash set forth in such election.

                  (iv) For purposes of this Section, the amount of cash required to be made available by BancorpSouth shall be equal to the difference between (A) the amount obtained by multiplying (I) $1,134.10 by (II) 49% of the number of outstanding shares of Pinnacle Common Stock minus (B) the amount of Cash Consideration attributable to the Pinnacle Dissenting Shares, minus (C) the amount of Cash Consideration required to be paid to No Election Shares. For purposes of this Section, the number of shares of BancorpSouth Common Stock required to be made available by BancorpSouth shall be equal to the difference between (A) the number of shares obtained by multiplying (I) the Exchange Ratio by (II) 51% of the number of outstanding shares of Pinnacle Common Stock minus
(B) the amount of Stock Consideration required to be paid to No Election Shares. Regardless of the applicability of clauses (i), (ii) or (iii) above, each No Election Share shall be converted in the Merger into the right to receive 51% Stock Consideration and 49% Cash Consideration.

         (d) Notwithstanding any other provision contained in this Agreement, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code and, in order that the Merger will not fail to satisfy the continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, as of the Effective Time, BancorpSouth may, but shall not be obligated to, increase the Stock Consideration and decrease the Cash Consideration proportionally (using the Average BancorpSouth Common Stock Price to value the additional Stock Consideration) so that the Stock Consideration measured at current fair market value as of the Effective Time will represent at least 45% of the value of the aggregate Merger Consideration payable to Pinnacle shareholders at the Effective Time.

         (e) Each share of Pinnacle Common Stock converted into BancorpSouth Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of Pinnacle Common Stock shall thereafter only represent the right to receive
(i) the number of whole shares of BancorpSouth Common Stock into which such share is convertible pursuant to Section 1.4(a) and (ii) the cash in lieu of fractional shares into which the shares of Pinnacle Common Stock represented by such Certificate have been converted pursuant to Section 1.4(a) and Section 2.2(e) hereof, and (iii) Cash Consideration pursuant to Section 1.4(a) hereof. Certificates previously representing shares of Pinnacle Common Stock shall be exchanged for certificates representing whole shares of BancorpSouth Common Stock and cash in lieu of fractional shares issued in consideration therefor and Cash Consideration upon the surrender of such Certificates in accordance with
Section 2.2 hereof, without any interest thereon. If, between the date of this Agreement and the Effective Time, the shares of BancorpSouth Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period (any such event, an "Anti-Dilution Event"), the Exchange Ratio and the Merger Consideration shall be adjusted to result in the same aggregate consideration being delivered to Pinnacle's shareholders as would have been received had such Anti-Dilution Event not occurred.

         (f) At the Effective Time, all shares of Pinnacle Common Stock that are owned directly or indirectly by BancorpSouth or Pinnacle or any of their respective Subsidiaries, other than shares of Pinnacle Common Stock (i) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, and shares of BancorpSouth Common Stock which are similarly held, whether held directly or indirectly by BancorpSouth or Pinnacle, as the case may be, being referred to herein as "Trust Account Shares") and (ii) held by BancorpSouth or Pinnacle or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Pinnacle Common Stock, and shares of BancorpSouth Common Stock which are similarly held, whether held directly or indirectly by BancorpSouth or Pinnacle, being referred to herein as "DPC Shares"), shall be canceled and shall cease to exist, and no stock of BancorpSouth or other consideration shall be delivered in exchange therefor. All shares of BancorpSouth Common Stock that are owned by Pinnacle or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of BancorpSouth.

         (g) Notwithstanding anything in this Agreement to the contrary, shares of Pinnacle Common Stock which are outstanding immediately prior to the Effective Time and with respect to which dissenters' rights shall have been properly demanded in accordance with Sections 4-27-1301 et seq. of the ABCA ("Pinnacle Dissenting Shares") shall not be converted into the right to receive, or be exchangeable for, Merger Consideration or cash in lieu of fractional shares but, instead, the holders thereof shall be entitled to payment of the appraised value of such Pinnacle Dissenting Shares in accordance with the provisions of Sections 4-27-1301 et seq. of the ABCA; provided, however, that (i) if any holder of Pinnacle Dissenting Shares shall subsequently deliver a written withdrawal of his demand for appraisal of such shares, or (ii) if any holder fails to establish his entitlement to dissenters' rights as provided in Sections 4-27-1301 et seq. of the ABCA, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Pinnacle Common Stock and each of such shares shall thereupon be deemed to have been converted into the right to receive, and to have become exchangeable for, as of the Effective Time, Stock Consideration and/or cash in lieu of fractional shares and/or Cash Consideration, without any interest thereon, as provided in Sections 1.4(a) and 1.4(c) and Article II hereof.

         (h) At the Effective Time, all shares of Pinnacle Bank common stock shall be canceled and shall cease to exist and no stock of BancorpSouth or BancorpSouth Bank or other consideration shall be delivered in exchange therefor.

1.5. Stock Options. At the Effective Time, each option granted by Pinnacle to purchase shares of Pinnacle Common Stock which is outstanding and unexercised immediately prior thereto (each, a "Pinnacle Option") shall, by virtue of the Merger and without any further action by the holder thereof, cease to represent a right to acquire shares of Pinnacle Common Stock and shall be promptly replaced by an option (the "New Option") issued under and subject to the appropriate stock option plan of BancorpSouth to purchase shares of BancorpSouth Common Stock in an amount and at an exercise price determined as provided below:

         (a) The number of shares of BancorpSouth Common Stock to be subject to the New Option shall be equal to the number of shares of BancorpSouth Common Stock to which the holder of the Pinnacle Option would have been entitled under Section 1.4(a) of this Agreement had the Pinnacle Option been exercised in full immediately prior to the Effective Time and had such holder received only Stock Consideration in the Merger, provided that any fractional shares of BancorpSouth Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

         (b) The exercise price per share of BancorpSouth Common Stock under the New Option shall be equal to the aggregate exercise price for the shares of Pinnacle Common Stock otherwise purchasable under the Pinnacle Option divided by the number of shares of BancorpSouth Common Stock issuable under the New Option pursuant to Section 1.5(a), provided that any such exercise price which would otherwise include a fraction of a cent shall be rounded to the nearest whole cent. The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with section 424(a) of the Code and, to the extent it is not so consistent, such section 424(a) shall override anything to the contrary contained herein. The duration of the New Option shall be the same as the original option. All New Options shall be currently exerciseable by the holder thereof to the extent required by the option agreements for the Pinnacle Options.

         (c) At or prior to the Effective Time, BancorpSouth shall take all corporate action necessary to reserve for issuance a sufficient number of shares of BancorpSouth Common Stock for delivery upon exercise of the New Options. At or prior to the Effective Time, BancorpSouth shall take such action as is necessary to ensure that a registration statement on Form S-8, S-4 or other applicable form is effective to cover the shares of BancorpSouth Common Stock subject to the New Options.

1.6. BancorpSouth Common Stock. Except for shares of BancorpSouth Common Stock owned by Pinnacle or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall be converted into treasury stock of BancorpSouth as contemplated by Section 1.4 hereof, the shares of BancorpSouth Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

1.7. Articles of Incorporation. At the Effective Time, the Amended and Restated Articles of Incorporation of BancorpSouth, as in effect at the Effective Time, shall be the articles of incorporation of the Surviving Corporation. At the Effective Time, the Amended and Restated Articles of Association of BancorpSouth Bank, as in effect at the Effective Time, shall be the articles of association of the Surviving Bank.

1.8. Bylaws. At the Effective Time, the Bylaws of BancorpSouth, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law and the articles of incorporation of the Surviving Corporation. At the Effective Time, the Bylaws of BancorpSouth Bank, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Bank until thereafter amended in accordance with applicable law and the articles of association of the Surviving Bank.

1.9. Directors and Officers. The directors and officers of BancorpSouth immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. The directors and officers of BancorpSouth Bank immediately prior to the Effective Time shall be the directors and officers of the Surviving Bank, each to hold office in accordance with the articles of association and bylaws of the Surviving Bank until their respective successors are duly elected or appointed and qualified.

1.10. Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a "plan of reorganization" for the purposes of
Section 368 of the Code.

                         ARTICLE II. EXCHANGE OF SHARES

2.1. BancorpSouth to Make Shares and Cash Available. At or prior to the Effective Time, BancorpSouth shall deposit, or shall cause to be deposited, with SunTrust Bank, Atlanta, N.A. or other bank or trust company (the "Exchange Agent") selected by BancorpSouth and reasonably satisfactory to Pinnacle, for the benefit of the holders of Certificates, for exchange in accordance with this
Article II, the Cash Consideration, certificates representing the shares of BancorpSouth Common Stock constituting the Stock Consideration and the cash in lieu of fractional shares (such cash and certificates for shares of BancorpSouth Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to
Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Pinnacle Common Stock.

2.2.     Exchange of Shares; Payment of Cash Consideration.

         (a) At the time of the mailing of the Proxy Statement and Prospectus described in Section 7.1 hereof, BancorpSouth will cause the Exchange Agent to send to each holder of record of shares of Pinnacle Common Stock on the record date for the meeting of the stockholders of Pinnacle a letter of transmittal and cash election form (collectively, the "Election Form") and other appropriate materials providing for such holder, subject to the provisions of
Section 1.4 hereof, to elect to receive (i) Stock Consideration with respect to all of such holder's shares of Pinnacle Common Stock, (ii) Cash Consideration with respect to all of such holder's shares of Pinnacle Common Stock, or (iii) Cash Consideration with respect to some of such holder's shares and the Stock Consideration with respect to such holder's remaining shares, or to make no election or indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock

Consideration. As of the Election Deadline (as defined below), any shares of Pinnacle Common Stock with respect to which there shall not have been such election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed to be No Election Shares.

                  (i) Any Cash Election, Stock Election or Mixed Election shall have been validly made only if the Exchange Agent shall have received by 5:00 p.m., Central Time, on the second business day immediately preceding the meeting of stockholders of Pinnacle described in Section 7.1 hereof (the "Election Deadline"), an Election Form properly completed. An election by a holder of shares of Pinnacle Common Stock shall be validly made only if the Exchange Agent shall have received an Election Form properly completed and executed (with the signature or signatures thereon guaranteed if required by the Election Form) by such holder of shares of Pinnacle Common Stock. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and, if required by BancorpSouth, indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Pinnacle Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. BancorpSouth shall have the right to make reasonable determinations and to establish reasonable procedures (not inconsistent with the terms of this Agreement) in guiding the Exchange Agent in its determination as to the validity of Election Forms and of any revision, revocation or withdrawal thereof.

                  (ii) Two or more holders of shares of Pinnacle Common Stock who are determined to constructively own shares owned by each other by virtue of Section 318(a) of the Code and who so certify to BancorpSouth's satisfaction, and any single holder of shares of Pinnacle Common Stock who holds such shares in two or more different names and who so certifies to BancorpSouth's satisfaction, may submit a joint Election Form covering the aggregate shares of Pinnacle Common Stock owned by all such holders or by such single holder, as the case may be. For all purposes of this Agreement, each such group of holders which, and each such single holder who, submits a joint Election Form shall be treated as a single holder of shares of Pinnacle Common Stock.

                  (iii) Each holder of record of shares of Pinnacle Common Stock who holds such shares as nominee, trustee or in other representative capacities (each, a "Representative") may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all shares of Pinnacle Common Stock held by that Representative for a particular beneficial owner.

                  (iv) Any holder of shares of Pinnacle Common Stock who has made an election by submitting an Election Form to the Exchange Agent may at any time prior to the Election Deadline change such holder's election by submitting a revised Election Form, properly completed and signed, that is received by the Exchange Agent prior to the Election Deadline. Any holder of shares of Pinnacle Common Stock may at any time prior to the Election Deadline revoke such holder's election by written notice to the Exchange Agent received at any time prior to the Election Deadline.

         (b) As soon as practicable after the Election Deadline (the "Allocation Date"), the Exchange Agent shall effectuate the allocation among the holders of shares of Pinnacle Common Stock of rights to receive the Stock Consideration, the Cash Consideration or a combination of both the Stock Consideration and the Cash Consideration in the Merger in accordance with the terms of this Section. As more fully set forth in Section 1.4 above, the number of shares of Pinnacle Common Stock to be converted in the Merger into the right to receive Cash Consideration may not exceed 49.0% of the outstanding shares of Pinnacle Common Stock, and the number of shares of Pinnacle Common Stock to be converted in the Merger into the right to receive Stock Consideration may not exceed 51.0% of the total number of outstanding shares of Pinnacle Common Stock.

         (c) No dividends or other distributions declared after the Effective Time with respect to BancorpSouth Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of BancorpSouth Common Stock represented by such Certificate.

         (d) If any certificate representing shares of BancorpSouth Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of BancorpSouth Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         (e) After the Effective Time, there shall be no transfers on the stock transfer books of Pinnacle of the shares of Pinnacle Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of BancorpSouth Common Stock as provided in this Article II.

         (f) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of BancorpSouth Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to BancorpSouth Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of BancorpSouth. In lieu of the issuance of any such fractional share, BancorpSouth shall pay to each former stockholder of Pinnacle who otherwise would be entitled to receive a fractional share of BancorpSouth Common Stock an amount in cash equal to the product of (x) the Average BancorpSouth Common Stock Price, times (y) the fraction of a share of BancorpSouth Common Stock which such holder would otherwise be entitled to receive pursuant to
Article I hereof.

         (g) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Pinnacle for 12 months after the Effective Time shall be paid to BancorpSouth. Any shareholders of Pinnacle who have not theretofore complied with this Article II shall thereafter look only to BancorpSouth for payment of their portion of the Cash Consideration and their shares of BancorpSouth Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on BancorpSouth Common Stock deliverable in respect of each share of Pinnacle Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of BancorpSouth, Pinnacle, the Exchange Agent or any other person shall be liable to any former holder of shares of Pinnacle Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by BancorpSouth, the posting by such person of a bond in such amount as is customarily required by BancorpSouth and Exchange Agent for other shareholders of BancorpSouth as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of BancorpSouth Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                ARTICLE III. DISCLOSURE SCHEDULES; STANDARDS FOR
                         REPRESENTATIONS AND WARRANTIES

3.1. Disclosure Schedules. On or prior to the date hereof, each of BancorpSouth and Pinnacle has delivered to the other party a schedule (in the case of Pinnacle, the "Pinnacle Disclosure Schedule," and in the case of BancorpSouth, the "BancorpSouth Disclosure Schedule," and, generally, a "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party's representations or warranties contained in Article IV, in the case of Pinnacle, or Article V, in the case of BancorpSouth, or to one or more of such party's covenants contained in Article VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or could be reasonably expected to have a Material Adverse Effect (as defined in Section 3.2 below) with respect to either Pinnacle or BancorpSouth, respectively.

3.2.     Standards.

         (a) No representation or warranty of Pinnacle contained in Article IV, or of BancorpSouth contained in Article V, shall be deemed untrue or incorrect for any purpose under this Agreement as a consequence of the existence or absence of any fact, circumstance or event, unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in Article IV, in the case of Pinnacle, or Article V, in the case of BancorpSouth, has had or could be reasonably expected to have a Material Adverse Effect with respect to (i) Pinnacle or (ii) BancorpSouth, respectively.

         (b) As used in this Agreement, the term "Material Adverse Effect" means, with respect to Pinnacle, (i) a change in the business of Pinnacle or its Subsidiaries which, individually or in the aggregate has resulted or is reasonably expected by BancorpSouth, in its reasonable discretion, to result in losses, damages, liabilities, costs, expenses, judgments or fines in an amount of $1,000,000 or greater; or (ii) a material adverse effect on (A) the business, results of operations or financial condition of Pinnacle and its Subsidiaries taken as a whole or (B) the ability of Pinnacle and its Subsidiaries to consummate the transactions contemplated hereby; provided that, for purposes of clauses (i) and (ii), Material Adverse Effect shall specifically exclude any adverse effect attributable to or resulting from (1) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (2) any change in generally accepted accounting principles ("GAAP") or regulatory accounting principles applicable to banks or their holding companies generally, (3) any action or omission of Pinnacle or any Subsidiary of Pinnacle taken with the express prior written consent of BancorpSouth, (4) any expenses incurred by Pinnacle where such expenses are contemplated by or reasonably incurred in connection with this Agreement or the transactions contemplated hereby, (5) the fact that Pinnacle does not meet the revenue, profit or balance sheet predictions set forth in Pinnacle's internal projections separately delivered to BancorpSouth, (6) any changes in general economic conditions or changes affecting the banking industry generally, including adverse changes in the banking or financial markets (provided such changes do not affect Pinnacle in a materially disproportionate manner), or (7) other than those employees listed on Schedule 3.2(b), any termination or resignation of employment by any employee of Pinnacle or Pinnacle Bank as a result of the pendency of the Merger, including any termination arising as a result of the employment package (including title, level of responsibility, location of employment or compensation) offered to such employees by BancorpSouth or BancorpSouth Bank.

         (c) As used in this Agreement, the term "Material Adverse Effect" means, with respect to BancorpSouth, a material adverse effect on (i) the business, results of operations or financial condition of BancorpSouth and its Subsidiaries taken as a whole or (ii) the ability of BancorpSouth and its Subsidiaries to consummate the transactions contemplated hereby; provided that Material Adverse Effect shall specifically exclude any adverse effect attributable to or resulting from (A) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (B) any change in GAAP or regulatory accounting principles applicable to banks or their holding companies generally,
(C) any action or omission of BancorpSouth or any Subsidiary of BancorpSouth taken with the express prior written consent of Pinnacle, (D) any expenses incurred by BancorpSouth where such expenses are contemplated by or reasonably incurred in connection with this Agreement or the transactions contemplated hereby, (E) the announcement of the pendency of the Merger, or (F) any changes in general economic conditions or changes affecting the banking industry generally, including adverse changes in the banking or financial markets (provided such changes do not affect BancorpSouth in a materially disproportionate manner). Changes in the market price of BancorpSouth Common Stock shall not be considered Material Adverse Effects or otherwise considered a material change or circumstance for any purpose.

         (d) As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation, partnership, limited liability company or other person, entity or organization, whether incorporated or unincorporated, with respect to which such party owns, directly or indirectly, 50% or more of the equity or ownership interests, or an amount of voting securities or ownership interests sufficient to elect at least a majority of its board of directors or other governing body.

             ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PINNACLE

         Subject to Article III, Pinnacle hereby represents and warrants to BancorpSouth as follows:

4.1.     Corporate Organization.

         (a) Pinnacle is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas. Pinnacle has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Pinnacle is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The Articles of Incorporation and Bylaws of Pinnacle, copies of which have previously been provided or will be provided to BancorpSouth within seven days following the date hereof, are true and correct copies of such documents as currently in effect. Pinnacle has no Subsidiaries other than Pinnacle Bank and the following subsidiaries of Pinnacle
Bank: Pinnacle Bank Home Loan Company, Inc. ("Pinnacle Mortgage") and Pinnacle Capital Resources, Inc. ("PCR") and, except for such entities, Pinnacle does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly (other than as set forth in Section 4.1(a) of the Pinnacle Disclosure Schedule), any shares of capital stock or any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind.

         (b) Pinnacle Bank is an Arkansas state bank duly organized, validly existing and in good standing under the laws of the State of Arkansas. The deposit accounts of Pinnacle are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund (the "BIF") to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Pinnacle Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Articles of Association and Bylaws of Pinnacle Bank, copies of which have previously been provided or will be provided to BancorpSouth within seven days following the date hereof, are true and correct copies of such documents as currently in effect. Except for Pinnacle Mortgage and PCR, Pinnacle Bank has no Subsidiaries and does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind.

         (c) Pinnacle Mortgage is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas. Pinnacle Mortgage has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Articles of Incorporation and Bylaws of Pinnacle Mortgage, copies of which have previously been provided or will be provided to BancorpSouth within seven days following the date hereof, are true and correct copies of such documents as currently in effect. Pinnacle Mortgage has no Subsidiaries and does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind.

         (d) PCR is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas. PCR has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Articles of Incorporation and Bylaws of PCR, copies of which have previously been provided or will be provided to BancorpSouth within seven days following the date hereof, are true and correct copies of such documents as currently in effect. PCR has no Subsidiaries and does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any shares of any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind.

         (e) The minute books of Pinnacle and each of its Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken since December 31, 1995 of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).

4.2.     Capitalization.

         (a) The authorized capital stock of Pinnacle consists of 100,000 shares of Pinnacle Common Stock, $10.00 par value. There are 17,137 shares of Pinnacle Common Stock issued and outstanding and 915 shares of Pinnacle Common Stock held by Pinnacle as treasury stock. There are no shares of Pinnacle Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for 1,721 shares of Pinnacle Common Stock reserved for issuance under Pinnacle's Stock Option Plan, adopted August 30, 1996 and Pinnacle's Non-Employee Director Stock Option Plan, effective as of January 1, 1998 (collectively, the "Pinnacle Option Plan"). There are no shares of Pinnacle Preferred Stock issued or outstanding, held in Pinnacle's treasury or reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of Pinnacle Common Stock have been duly authorized and validly issued and are fully paid, nonassessable, and were issued in compliance with and are currently free of all preemptive rights, with no personal liability attaching to the ownership thereof. Except for options outstanding under the Pinnacle Option Plan to purchase a total of 1,721 shares of Pinnacle Common Stock (the "Plan Options"), Pinnacle does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Pinnacle Common Stock or Pinnacle Preferred Stock or any other equity security or capital stock of Pinnacle or any securities representing the right to purchase or otherwise receive any shares of Pinnacle Common Stock or any other equity security or capital stock of Pinnacle. Set forth in Section 4.2(a) of the Pinnacle Disclosure Schedule is a complete and correct list, for each of the Plan Options, of the names of the optionees, the date of grant, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised.

         (b) Except as set forth in Section 4.2(b) of the Pinnacle Disclosure Schedule, Pinnacle owns, directly or indirectly, all of the issued and outstanding shares of the capital stock and equity securities of each of Pinnacle's Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable (except as otherwise provided by applicable federal law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. Pinnacle's Subsidiaries are not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of any of Pinnacle's Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any of Pinnacle's Subsidiaries. There are no outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which Pinnacle or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock or equity securities of any of Pinnacle's Subsidiaries.

4.3.     Authority; No Violation.

         (a) Pinnacle has full corporate power and authority to execute and deliver this Agreement and, upon the receipt of requisite approval by the shareholders of Pinnacle of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Pinnacle. The Board of Directors of Pinnacle has directed that this Agreement and the transactions contemplated hereby be submitted to Pinnacle's shareholders for approval at a meeting of such shareholders, and Pinnacle has approved, or promptly after the date hereof and prior to the Closing Date will approve, this Agreement and the transactions contemplated hereby, and the Board of Directors of Pinnacle has directed officers of Pinnacle to so approve this Agreement and the transactions contemplated herein in its capacity as the sole shareholder of Pinnacle Bank. Except for the adoption of this Agreement by the requisite vote of Pinnacle's shareholders, no other proceedings on the part of Pinnacle or its Subsidiaries are necessary to approve this Agreement and to consummate the transactions contemplated hereby, except for the approval, which will occur promptly after the date hereof, of this Agreement by the board of directors of each of Pinnacle's Subsidiaries as set forth in Section 6.3 herein. This Agreement has been duly and validly executed and delivered by Pinnacle, and this Agreement constitutes a valid and binding obligation of Pinnacle, enforceable against Pinnacle in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

         (b) Neither the execution and delivery of this Agreement, nor the consummation by Pinnacle of the transactions contemplated hereby, nor compliance by Pinnacle with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Pinnacle or the articles of incorporation, bylaws or similar governing documents of any of Pinnacle's Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Pinnacle or any of its Subsidiaries, or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or, except as provided in Section 4.14, the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under (except as provided in Section 4.14), accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Pinnacle or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Pinnacle or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

4.4. Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the FDIC, the Federal Trade Commission (the "FTC") and the Department of Justice ("DoJ"), and approval of such applications and notices, (b) the filing of such applications, filings, authorizations, orders and approvals as may be required under applicable state law, (c) the filing with, and declaration of effectiveness by, the United States Securities and Exchange Commission ("SEC") of a registration statement on Form S-4 (such registration statement and any post-effective amendment thereto relating to this transaction, or any other registration statement on Form S-4 used in connection with the Merger, the "S-4") in which will be included as a prospectus a definitive proxy statement relating to the meeting of shareholders of Pinnacle to be held in connection with this Agreement and the transactions contemplated herein (the "Proxy Statement"), (d) the approval of this Agreement by the requisite vote of the shareholders of Pinnacle, (e) the filing of the Articles of Merger with, as applicable, the Mississippi Secretary, the Arkansas Secretary, the Mississippi Department and the Arkansas Department and (f) approval for listing of BancorpSouth Common Stock to be issued in the Merger on the NYSE, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with (i) the execution and delivery by Pinnacle of this Agreement and (ii) the consummation by Pinnacle and its Subsidiaries of the Merger and the other transactions contemplated hereby.

4.5. Reports. Pinnacle and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1995 with (i) the Federal Reserve Board, (ii) the FDIC, (iii) any Federal Reserve Bank, (iv) any state banking commissions, including without limitation the Arkansas Department or any other state regulatory authority (each a "State Regulator") and (v) any self-regulatory organization (collectively, the "Regulatory Agencies"), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Pinnacle and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the knowledge of Pinnacle, investigation into the business or operations of Pinnacle or any of its Subsidiaries since December 31, 1995. There is no unresolved outstanding violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Pinnacle or any of its Subsidiaries that cannot be resolved with reasonable effort and within a reasonable time.

4.6. Financial Statements. The unaudited consolidated financial statements of Pinnacle and its subsidiaries for the fiscal years ended December 31, 2000, 1999 and 1998, and for the nine-month period ended September 30, 2001 (collectively, the "Pinnacle Financial Statements"), including consolidated statements of condition and statements of earnings, copies of which have been previously provided to BancorpSouth, fairly present the consolidated financial position of Pinnacle and its Subsidiaries as of the respective dates thereof, and fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the results of the consolidated operations and consolidated financial position of Pinnacle and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such Pinnacle Financial Statements (including the related notes, where applicable) complies with applicable accounting requirements with respect thereto; and each of such Pinnacle Financial Statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of Pinnacle and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

4.7. Broker's Fees. Other than Stephens Inc., neither Pinnacle nor any of its Subsidiaries, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

4.8.     Absence of Certain Changes or Events.

         (a) Except as set forth in Section 4.8(a) of the Pinnacle Disclosure Schedule, since September 30, 2001, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to Pinnacle.

         (b) Except as set forth in Section 4.8(b) of the Pinnacle Disclosure Schedule, since September 30, 2001, Pinnacle and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.

         (c) Section 4.8(c) of the Pinnacle Disclosure Schedule sets forth a true and correct list of all stock options granted since September 30, 2001. Since September 30, 2001, except as set forth in Section 4.8(c) of the Pinnacle Disclosure Schedule, neither Pinnacle nor any of its Subsidiaries has increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of September 30, 2001, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus (except for salary increases and bonus payments made in cash and in the ordinary course of business consistent with past practices) or granted any stock option.

4.9. Legal Proceedings. Section 4.9 of the Pinnacle Disclosure Schedule lists all pending or, to Pinnacle's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Pinnacle or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, other than regularly scheduled examinations and similar routine investigations made by bank regulatory officials in the course of their supervision of Pinnacle or any of its Subsidiaries. Neither Pinnacle nor any of its Subsidiaries is a party to any, and there are no pending or, to Pinnacle's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Pinnacle or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, other than regularly scheduled examinations and similar routine investigations made by bank regulatory officials in the course of their supervision of Pinnacle or any of its Subsidiaries, which has had, or could reasonably be expected to have, a Material Adverse Effect with respect to Pinnacle. There is no injunction, order, judgment, decree or unique regulatory restriction imposed upon Pinnacle, any of its Subsidiaries or the assets of Pinnacle or any of its Subsidiaries.

4.10.    Taxes.

         (a) (i) Each of Pinnacle and its Subsidiaries has duly and timely filed all Tax Returns (as defined in this Section below) that it was required to file, and all such Tax Returns are true, complete and accurate; (ii) Pinnacle and each of its Subsidiaries has paid all Taxes (as defined in this Section below) required to be paid by it, and has paid all Taxes that it was required to withhold from amounts owing to any employee, creditor or third party; (iii) there are no pending or, to the knowledge of Pinnacle, threatened audits, examinations, investigations, deficiencies, claims or other proceedings in respect of Taxes relating to Pinnacle or any Subsidiary of Pinnacle; (iv) there are no liens for Taxes upon the assets of Pinnacle or any Subsidiary of Pinnacle, other than liens for current Taxes not yet due; (v) neither Pinnacle nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any taxable year which have not subsequently been filed when due (pursuant to such extension), nor provided or been requested to provide any waivers of the time to assess any Taxes that are pending or outstanding; (vi) with respect to each taxable period of Pinnacle and its Subsidiaries, the federal and state income Tax Returns of Pinnacle and its Subsidiaries have either been audited by the Internal Revenue Service (the "IRS") or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review, except as disclosed in Section 4.10(a) of the Pinnacle Disclosure Schedule; (vii) neither Pinnacle nor any of its Subsidiaries has any liability for Taxes of any person (other than Pinnacle and its Subsidiaries) under Treasury Regulation section 1.1502-6 (or any comparable provision of state, local or foreign law) as a transferee or successor, by contract, or otherwise; and (viii) neither Pinnacle nor any Subsidiary of Pinnacle is a party to any tax allocation or sharing agreement.

         (b) For the purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto. For purposes of this Agreement, "Tax Return" shall mean any return, report or similar statement (including any related or supporting information) required to be filed with respect to any Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

4.11.    Employees.

         (a) Section 4.11(a) of the Pinnacle Disclosure Schedule sets forth a true, complete and correct list (all of which are collectively referred to as the "Employee Plans") of all "employee benefit plans" as defined by section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (collectively, "ERISA"), all specified fringe benefit plans as defined in section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit, or welfare plan, or employment, consulting, change in control, independent contractor, professional services, confidentiality, or non-competition agreement or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified), and any trust, escrow or other agreement related thereto, which
(i) is now or was for the last five (5) years maintained or contributed to by Pinnacle or an ERISA Affiliate (as hereinafter defined), or (ii) with respect to which Pinnacle or any ERISA Affiliate has any obligations to any current or former officer, Employee, service provider, or the dependents of any thereof, regardless of whether funded, or (iii) which could result in the imposition of any liability or obligation of any kind or nature, whether accrued, absolute, contingent, direct, indirect, known or unknown, perfected or inchoate or otherwise, and whether or not now due or to become due to Pinnacle or any ERISA Affiliate.

         (b) Pinnacle has heretofore provided to BancorpSouth, with respect to each of the Employee Plans, true and correct copies of each of the following documents, as applicable: (i) the Employee Plan document, (ii) the actuarial report, if any, for such Employee Plan for each of the last three (3) years,
(iii) the most recent determination letter from the IRS for such Employee Plan,
(iv) the IRS Form 5500 annual reports for such Employee Plan for each of the last three (3) years, and (v) the most recent summary plan description and related summaries of material modifications.

         (c) Neither Pinnacle nor any ERISA Affiliate has been liable at any time for contributions to a Plan that is subject to section 412 of the Code, section 302 of ERISA and/or Title IV of ERISA.

         (d) The form and operation of all Employee Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such Employee Plans have been operated in compliance with such laws and the written Employee Plan documents. Neither Pinnacle nor any fiduciary of an Employee Plan has violated the requirements of section 404 of ERISA. All required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS and the United States Department of Labor (the "DOL") and distributed as required to all participants and beneficiaries, and all notices required by ERISA or the Code with respect to the Employee Plans have been appropriately given. There have been no prohibited transactions with respect to the Employee Plans.

         (e)      Each Employee Plan that is intended to be qualified under
section 401(a) of the Code has received a favorable determination letter from the IRS, and neither Pinnacle nor ERISA Affiliate has any knowledge of any circumstances that will or could result in revocation of any such favorable determination letter. Each trust created under any Employee Plan has been determined to be exempt from taxation under section 501(a) of the Code, and Pinnacle is not aware of any circumstance that will or could result in a revocation of such exemption. Each Employee Plan that is an employee welfare benefit plan (as defined in section 3(1) of ERISA) that utilizes a funding vehicle described in section 501(c)(9) of the Code or is subject to the provisions of section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under section 501(c)(9) of the Code or that the Employee Plan complies with section 505 of the Code, unless the IRS does not, as a matter of policy, issue such notification with respect to the particular type of plan. With respect to each Employee Plan, no event has occurred or condition exists that will or could give rise to a loss of any intended tax consequence or to any tax under section 511 of the Code.

         (f) There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to the best knowledge of Pinnacle, none are threatened.

         (g) No written or oral representations have been made to any Employee or former Employee of Pinnacle or any ERISA Affiliate promising or guaranteeing any employer payment or funding, and no Employee Plans provide, for the continuation of medical, dental, life or disability insurance coverage for any former Employee of Pinnacle or any ERISA Affiliate for any period of time beyond the end of the current plan year (except to the extent of coverage required under Title I, Part 6, of ERISA).

         (h) Except for the possibility of full vesting of Code section 401(a) plan account balances which may be necessitated by Code section 411(d)(3) in order for tax-qualified status to be retained, the consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting, of payment, or increase the amount, of compensation to any Employee, officer, former Employee or former officer of Pinnacle or any ERISA Affiliate. Except as set forth in Section 4.11(h) of the Pinnacle Disclosure Schedule, no wages, salaries, compensation, bonus, pension or other payments to any employee, affiliate, officer, director or broker of Pinnacle or Pinnacle Bank will be triggered by or result from the consummation of the transactions contemplated by this Agreement. No Employee Plan or other contracts or arrangements, including those contemplated in this Agreement, provide for payments or other benefits that would be triggered by the consummation of the transactions contemplated by this Agreement that would subject any person to excise tax under section 4999 of the Code (i.e., "golden parachute" taxes). All compensation amounts that have been paid or are payable are or will become deductible by Pinnacle or BancorpSouth pursuant to section 162 of the Code.

         (i) Pinnacle and each ERISA Affiliate have at all times complied and currently comply in all material respects with the applicable continuation requirements for their welfare benefit plans, including (1) section 4980B of the Code (as well as its predecessor provision, section 162(k) of the Code) and sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as "COBRA" and (2) any applicable state statutes mandating health insurance continuation coverage for employees. Section 3.7(i) lists all of the former employees of Pinnacle or any ERISA Affiliate and their beneficiaries who have elected or are eligible to elect COBRA continuation of health insurance coverage under any Plan offering health insurance or medical benefits.

         (j) Neither Pinnacle nor any ERISA Affiliate has incurred any liability to the DOL, the Pension Benefit Guaranty Corporation (the "PBGC") or the IRS in connection with any of the Employee Plans, and, to the best knowledge of Pinnacle, no condition exists that presents a risk to Pinnacle or any ERISA Affiliate of incurring any liability to the DOL, the PBGC or the IRS.

         (k) For the purpose of this Section 4.11, the term "ERISA Affiliate" shall mean (i) any related company or trade or business that is required to be aggregated with Pinnacle under Code sections 414(b), (c), (m) or
(o); (ii) any other company, entity or trade or business that has adopted or has ever participated in any Employee Plan; and (iii) any predecessor or successor company or trade or business of Pinnacle or any entity described in 4.11(k)(i) and (k)(ii).

         (l) For the purpose of this Section 4.11, the term "Employee" shall be considered to include common law employees of Pinnacle or any ERISA Affiliate, individuals rendering personal services to Pinnacle or any ERISA Affiliate as independent contractors and leased employees of Pinnacle or any ERISA Affiliate as defined in Code section 414(n) and the regulations promulgated pursuant thereto.

         (m) No lien, security interests or other encumbrances exist with respect to any of the assets of Pinnacle or any ERISA Affiliate which were imposed pursuant to the terms of the Code or ERISA and, to the knowledge of Pinnacle, no condition exists or could occur that would result in the imposition of such liens, security interests or encumbrances arising from or relating to the Employee Plans.

4.12. Pinnacle Information. The information relating to Pinnacle and its Subsidiaries which is provided to BancorpSouth by Pinnacle or its representatives for inclusion in the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The S-4 and the Proxy Statement (except for such portions thereof that relate only to BancorpSouth or any of its Subsidiaries) will comply with the provisions of the Securities Act of 1933, as amended

(the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder.

4.13. Compliance with Applicable Law. Pinnacle and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Pinnacle or any of its Subsidiaries, and neither Pinnacle nor any of its Subsidiaries has received notice, and Pinnacle does not know, of any violations of any of the above.

4.14.    Certain Contracts.

         (a)      Set forth in Section 4.14(a) of the Pinnacle Disclosure
Schedule is a list of any contract or agreement (whether written or oral) to which, Pinnacle or any of its Subsidiaries is a party to or bound by any contract or agreement (whether written or oral) (i) with respect to the employment of any employees, officers, directors or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from BancorpSouth, Pinnacle, the Surviving Corporation or any of their respective Subsidiaries to any employee, officer, director or consultant thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC to be performed after the date of this Agreement, (iv) which is not terminable on 90 days or less notice involving the payment of more than $100,000 per annum, or (v) which materially restricts the conduct of any line of business by Pinnacle or any of its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a) is referred to herein as a "Pinnacle Contract." Pinnacle has previously provided to BancorpSouth true and correct copies of each Pinnacle Contract.

         (b) Each Pinnacle Contract described in clause (iii) of Section 4.14(a) is valid and binding and in full force and effect with respect to the obligations of Pinnacle or its Subsidiaries and, to the knowledge of Pinnacle, is valid and binding and in full force and effect with respect to the obligations of the counterparties thereto. Pinnacle and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Pinnacle Contract described in clause (iii) of Section 4.14(a). Except as set forth in Section 4.14(b) of the Pinnacle Disclosure Schedule, no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of Pinnacle or any of its Subsidiaries under any Pinnacle Contract described in clause (iii) of Section 4.14(a). No other party to any Pinnacle Contract described in clause (iii) of Section 4.14(a) is, to the knowledge of Pinnacle, in default in any respect thereunder.

4.15. Agreements with Regulatory Agencies. Neither Pinnacle nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, a "Regulatory Agreement") any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Pinnacle or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

4.16. Business Combination Provision; Takeover Laws. Pinnacle, its Subsidiaries, and this Agreement and the transactions contemplated hereby, are not subject to or are exempt from the requirements of any "moratorium", "control share," "fair price" or other anti-takeover laws and regulations (collectively, "Takeover Laws").

4.17.    Environmental Matters.

         (a) Except as disclosed in Section 4.17(a) of the Pinnacle Disclosure Schedule, each of Pinnacle and its Subsidiaries and, to the knowledge of Pinnacle, each of the Participation Facilities and the Loan Properties (each as defined below), are in compliance with all applicable federal, state and local laws, including common law, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to, Hazardous Materials (as hereinafter defined) in the environment or workplace ("Environmental Laws");

         (b) There is no suit, claim, action or proceeding, pending or, to the knowledge of Pinnacle, threatened, before any Governmental Entity or other forum in which Pinnacle, any of its Subsidiaries, or, to the knowledge of Pinnacle, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or
(ii) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by Pinnacle or any of its Subsidiaries, any Participation Facility or any Loan Property;

         (c) Except as disclosed in Section 4.17(c) of the Pinnacle Disclosure Schedule, to the knowledge of Pinnacle, during the period of (i) Pinnacle's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (ii) Pinnacle's or any of its Subsidiaries' participation in the management of any Participation Facility, or
(iii) Pinnacle's or any of its Subsidiaries' interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property. To the knowledge of Pinnacle, prior to the period of (i) Pinnacle's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (ii) Pinnacle's or any of its Subsidiaries' participation in the management of any Participation Facility, or (iii) Pinnacle's or any of its Subsidiaries' interest in a Loan Property, there was no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property; and

         (d) The following definitions apply for purposes of this Section 4.17: (i) "Hazardous Materials" means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials,
(ii) "Loan Property" means any property in which Pinnacle or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (iii) "Participation Facility" means any facility in which Pinnacle or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

4.18. Approvals. Pinnacle knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Holding Company Merger and the Bank Merger) should not be obtained.

4.19. Insurance. Pinnacle and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as Pinnacle's management reasonably has determined to be prudent in accordance with industry practices. All of such policies are in full force and effect; Pinnacle and its Subsidiaries are not in material default thereunder; and all claims thereunder for which a basis is known, or reasonably should be known, by Pinnacle have been filed in due and timely fashion.

4.20     Loan Portfolio.

         (a) Except for matters disclosed in Section 4.20 of the Pinnacle Disclosure Schedule, Pinnacle Bank is not a party to any written or oral (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), under the terms of which the obligor was, as of September 30, 2001, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) as of September 30, 2001, Loan with any director, executive officer or five percent (5%) or greater shareholder of Pinnacle, or to the knowledge of Pinnacle, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 4.20 of the Pinnacle Disclosure Schedule sets forth (i) all of the Loans of Pinnacle Bank that, as of September 30, 2001, were classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans", "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of Pinnacle Bank that, as of September 30, 2001, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of Pinnacle Bank that, as of September 30, 2001, was classified as "Other Real Estate Owned" and the book value thereof.

         (b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be,
(ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) to the knowledge of Pinnacle, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

4.21 Property. Pinnacle has good and marketable title, free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests, to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the statement of financial condition of Pinnacle as of December 31, 2001 or acquired after such date, except (i) liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the respective property as such property is used on the date of this Agreement or the marketability thereof, (iv) dispositions and encumbrances of, or on, such properties or assets in the ordinary course of business or (v) mechanics', materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other similar liens and encumbrances arising in the ordinary course of business. All leases pursuant to which Pinnacle or any of its Subsidiaries as lessee leases real or personal property are valid and enforceable in accordance with their respective terms, and neither Pinnacle nor any of its Subsidiaries is, nor to the knowledge of Pinnacle, is any other party thereto, in default thereunder.

4.22. Reorganization. Pinnacle has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.


            ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BANCORPSOUTH

         Subject to Article III, BancorpSouth hereby represents and warrants to Pinnacle as follows:

5.1.     Corporate Organization.

         (a) BancorpSouth is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi. BancorpSouth has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. BancorpSouth is duly registered as a bank holding company under the BHC Act. The Amended and Restated Articles of Incorporation and Bylaws of BancorpSouth (the "BancorpSouth Governing Documents"), copies of which have previously been made available to Pinnacle, are true and correct copies of such documents as in effect as of the date of this Agreement.

         (b) BancorpSouth Bank is a Mississippi state bank validly existing and in good standing. The deposit accounts of BancorpSouth Bank are insured by the FDIC through the BIF or Savings Association Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due. Each of BancorpSouth's other Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary of BancorpSouth has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Amended and Restated Articles of Incorporation and Bylaws of BancorpSouth Bank (the "BancorpSouth Bank Governing Documents"), copies of which have previously been made available to Pinnacle, are true and correct copies of such documents as in effect as of the date of this Agreement.

5.2.     Capitalization.

         (a) The authorized capital stock of BancorpSouth consists of 500,000,000 shares of BancorpSouth Common Stock. As of November 13, 2001, 85,793,477 shares of BancorpSouth Common Stock were issued, 4,426,812 shares of BancorpSouth Common Stock were held in BancorpSouth's treasury and 81,366,665 shares of BancorpSouth Common Stock were outstanding. As of the date of this Agreement, no shares of BancorpSouth Common Stock were reserved for issuance, except shares reserved for issuance pursuant to employee benefit plans, stock option plans and BancorpSouth's shareholder rights plan pursuant to which holders of BancorpSouth Common Stock are granted certain attached rights that are exercisable under certain circumstances (the "BancorpSouth Rights"). All of the issued and outstanding shares of BancorpSouth Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the plans and arrangements referred to above with respect to reserved shares and BancorpSouth's dividend reinvestment plan, BancorpSouth does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of BancorpSouth Common Stock or any other equity securities of BancorpSouth or any securities representing the right to purchase or otherwise receive any shares of BancorpSouth Common Stock. The shares of BancorpSouth Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

         (b) Exhibit 21 to BancorpSouth's Annual Report on Form 10-K for the year ended December 31, 2000 sets forth a true and correct list of all material Subsidiaries of BancorpSouth as of the date of this Agreement. BancorpSouth owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Subsidiaries of BancorpSouth, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary owned as of the date hereof by BancorpSouth has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of BancorpSouth calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

5.3.     Authority; No Violation.

         (a) BancorpSouth has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of BancorpSouth. BancorpSouth has approved, or promptly after the date hereof and prior to the Closing Date will approve, this Agreement and the transactions contemplated hereby, and the Board has directed officers of BancorpSouth to so approve this Agreement and the transactions contemplated herein in its capacity as the sole shareholder of the BancorpSouth Bank. Other than the approval of the Board of Directors of BancorpSouth Bank, no other corporate proceedings on the part of BancorpSouth or BancorpSouth's Subsidiaries are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by BancorpSouth and constitutes a valid and binding obligation of BancorpSouth, enforceable against BancorpSouth in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

         (b) Neither the execution and delivery of this Agreement by BancorpSouth, nor the consummation by BancorpSouth of the transactions contemplated hereby, nor compliance by BancorpSouth with any of the terms or provisions hereof or thereof, will (i) violate any provision of the BancorpSouth Governing Documents or the BancorpSouth Bank Governing Documents, or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BancorpSouth or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of BancorpSouth or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which BancorpSouth or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

5.4. Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act, the FDIC, the FTC, and the DoJ, and approval of such applications and notices, (b) such applications, filings, authorizations, orders and approvals as may be required under applicable state law, (c) the filing with, and declaration of effectiveness by, the SEC of the S-4, (d) the filing of the Articles of Merger with the Mississippi Secretary, the Arkansas Secretary, the Mississippi Department and the Arkansas Department, (e) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of BancorpSouth Common Stock pursuant to this

Agreement, (f) approval for listing of the BancorpSouth Common Stock to be issued in the Merger on the NYSE, and (g) approval of the Board of Directors of BancorpSouth Bank, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with
(i) the execution and delivery by BancorpSouth of this Agreement and (ii) the consummation by BancorpSouth and BancorpSouth Bank of the Merger and the other transactions contemplated hereby.

5.5. Reports. BancorpSouth and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1995 with any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of BancorpSouth and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the knowledge of BancorpSouth, investigation into the business or operations of BancorpSouth or any of its Subsidiaries since December 31, 1995. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of BancorpSouth or any of its Subsidiaries.

5.6. Reorganization. BancorpSouth has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

5.7.     Financial Statements; SEC Reports.

         (a) The consolidated financial statements of BancorpSouth and its subsidiaries (the "BancorpSouth Financial Statements"), including consolidated statements of condition, statements of earnings, changes in shareholders' equity and cash flows and related notes, included in the BancorpSouth SEC Reports (as defined in this section below) fairly present the consolidated financial position of BancorpSouth and its Subsidiaries as of the respective date thereof, and fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the results of the consolidated operations and consolidated financial position of BancorpSouth and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such BancorpSouth Financial Statements (including the related notes, where applicable) complies with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such BancorpSouth Financial Statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by SEC Form 10-Q. The books and records of BancorpSouth and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

         (b) BancorpSouth's Annual Reports on Form 10-K for the fiscal years ended December 31, 2000, 1999 and 1998, and all other reports, registration statements, definitive proxy statements or information statements filed by BancorpSouth or any of its Subsidiaries subsequent to December 31, 2000 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, or under the securities regulations of the SEC, in the form filed (collectively, the "BancorpSouth SEC Reports") with the SEC as of the date filed, (i) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. BancorpSouth has timely filed all BancorpSouth SEC Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all BancorpSouth SEC Reports complied with the published rules and regulations of the SEC with respect thereto.

5.8. Absence of Certain Changes or Events. Except as disclosed in any BancorpSouth SEC Report filed with the SEC prior to the date of this Agreement, since December 31, 2000, BancorpSouth and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.

5.9. Legal Proceedings. Except as set forth in a BancorpSouth SEC Report, neither BancorpSouth nor any of its Subsidiaries is a party to any and there are no pending or, to BancorpSouth's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against BancorpSouth or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, other than regularly scheduled examinations and similar routine investigations made by bank regulatory officials in the course of their supervision of BancorpSouth or any of it Subsidiaries. There is no injunction, order, judgment, decree or regulatory restriction imposed upon BancorpSouth, any of its Subsidiaries or the assets of BancorpSouth or any of its Subsidiaries.

5.10. BancorpSouth Information. The information relating to BancorpSouth and its Subsidiaries to be contained in the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The S-4 and the Proxy Statement (except for such portions thereof that relate only to Pinnacle or any of its Subsidiaries) will comply with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.

5.11. Compliance with Applicable Law. BancorpSouth and each of its Subsidiaries holds, and has at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to BancorpSouth or any of its Subsidiaries, and neither BancorpSouth nor any of its Subsidiaries knows of, or has received notice, and BancorpSouth does not know, of any violations of any of the above.

5.12. Approvals. BancorpSouth knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Holding Company Merger and the Bank Merger) should not be obtained.

             ARTICLE VI. COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1. Covenants of Pinnacle. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior express written consent of BancorpSouth, Pinnacle and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, and except as set forth in
Section 6.1 of the Pinnacle Disclosure Schedule or as otherwise contemplated by this Agreement or as expressly consented to in writing in advance by BancorpSouth, Pinnacle shall not, and shall not permit any of its Subsidiaries to:

         (a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock during any period, other than dividends or distributions by a Subsidiary of Pinnacle to Pinnacle;

         (b) (i) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in
Section 1.4(b) hereof) any shares of the capital stock of Pinnacle or any Subsidiary of Pinnacle, or any securities convertible into or exercisable for any shares of the capital stock of Pinnacle or any Subsidiary of Pinnacle, (ii) split, combine or reclassify any shares of its capital stock, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, except, in the case of clauses
(ii) and (iii), for the issuance of Pinnacle Common Stock upon the exercise or fulfillment of rights or options issued or existing pursuant to the Pinnacle Option Plans all to the extent outstanding and in existence on the date of this Agreement and in accordance with their current terms;

         (c) amend its Articles of Incorporation, Bylaws or other similar governing documents;

         (d) directly or indirectly, (i) solicit, initiate, encourage, facilitate, entertain or accept any Acquisition Proposal (as defined in this subsection below), or (ii) participate or engage in any discussions or negotiations with any person or entity other than BancorpSouth or BancorpSouth Bank relating or with respect to any Acquisition Proposal, or (iii) provide any nonpublic information to any person or entity other than BancorpSouth or BancorpSouth Bank relating or with respect to any Acquisition Proposal, or (iv) make any Acquisition Proposal to any person or entity other than BancorpSouth and BancorpSouth Bank, or (v) enter into any agreement with respect to any Acquisition Proposal, or (vi) otherwise facilitate any effort or attempt to make an Acquisition Proposal, or (vii) authorize or permit any of its officers, directors, employees, representatives or agents to do any of the foregoing; provided, however, that in response to an unsolicited, bona-fide written Acquisition Proposal, Pinnacle, after giving notice of such to BancorpSouth, may do the following if the Board of Directors of Pinnacle determines in good faith that it must do so to comply with its fiduciary duties: (i) communicate information about such Acquisition Proposal to Pinnacle's shareholders if required under applicable law, and (ii) authorize and permit its officers, directors, employees, representatives, investment bankers, attorneys, accountants, financial advisors, or agents to (A) participate or engage in such discussions or negotiations, or (B) provide or cause to be provided nonpublic information. Pinnacle will immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions or negotiations previously or currently conducted with any persons or entities other than BancorpSouth and BancorpSouth Bank with respect to any Acquisition Proposal or any of the foregoing. Pinnacle will notify BancorpSouth immediately if any Acquisition Proposal is received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Pinnacle, and Pinnacle will promptly (within 24 hours) inform BancorpSouth in writing of all of the relevant details with respect to the foregoing, including the material terms and conditions of such request or Acquisition Proposal and the identity of the person or group making such request or proposal. Pinnacle will keep BancorpSouth fully informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal. Notwithstanding the foregoing, Pinnacle must submit the Merger contemplated by this Agreement to its shareholders for approval prior to the submission of any other Acquisition Proposal. In the event this Agreement is terminated for any reason other than BancorpSouth's failure to perform its obligations hereunder, after the expiration of any applicable cure periods (if BancorpSouth fails to cure any such breach), if an Acquisition Proposal has been made or is made at any time within a six (6) month period after such termination of this Agreement, Pinnacle shall pay $500,000 in cash to BancorpSouth on demand. For purposes of this Agreement, "Acquisition Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Pinnacle or any Subsidiary of Pinnacle or any proposal, inquiry or offer to acquire in any manner all or 10% or greater equity interest in, or all or a substantial portion of the assets of, Pinnacle or any Subsidiary of Pinnacle, other than the transactions contemplated or permitted by this Agreement;

         (e) make any capital expenditures other than those which are (i) set forth in Section 6.1 of the Pinnacle Disclosure Schedule or (ii) are made in the ordinary course of business or are necessary to maintain existing assets in good repair, and in any event are in an amount of no more than $250,000 in the aggregate, or except as necessary to comply with applicable regulatory guidelines or requirements;

         (f)      enter into any new line of business;

         (g) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or entity or division thereof, or otherwise acquire any assets, which would be material, individually or in the aggregate, to Pinnacle, or which could reasonably be expected to impede or delay consummation of the Merger, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices;

         (h) except as contemplated by Article III hereof or this Article VI, take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

         (i) change its methods of accounting in effect at December 31, 2000, except as required by changes in GAAP or regulatory accounting principles as concurred to by Pinnacle's independent auditors;

         (j) except as set forth in Section 7.7 hereof, as required by applicable law or as required to maintain qualification pursuant to the Code,
(i) adopt, amend, or terminate any employee benefit plan (including, without limitation, any Plan) or any agreement, arrangement, plan or policy between Pinnacle or any Subsidiary of Pinnacle and one or more of its current or former directors, officers or employees, (ii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the cash compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement as in effect as of the date hereof, or (iii) grant or award any stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares;

         (k) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

         (l) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

         (m) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

         (n) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which Pinnacle or any of its Subsidiaries is a party or by which Pinnacle or any of its Subsidiaries or their respective properties is bound, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Closing Date, or amend or waive the provisions of any confidentiality or standstill agreement to which Pinnacle or any of its affiliates is a party as of the date hereof;

         (o) take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval (as defined in Section 8.1(c));

         (p) enter or commit to enter into any new loans outside their ordinary course of business, consistent with past practice, or in an original principal amount in excess of $750,000, or renew, or commit to renew, any existing loans in a principal amount in excess of $750,000, or enter into new loan transactions subject to the requirements of Regulation O of the Federal Reserve Board, 12 C.F.R. ss. 215 (or the equivalent) in excess of $500,000 in the aggregate (each, an "Insider Loan") without having provided prior written notice to BancorpSouth of the persons to whom such Insider Loans are made and the terms and purposes of such Insider Loans; or

         (q)      agree or commit to do any of the foregoing.

6.2. Covenants of BancorpSouth. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior express written consent of Pinnacle, BancorpSouth and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, and except as set forth in
Section 6.2 of the BancorpSouth Disclosure Schedule or as otherwise contemplated by this Agreement or as expressly consented to in writing in advance by Pinnacle, BancorpSouth shall not, and shall not permit any of its Subsidiaries to:

         (a) except as contemplated by Article III hereof, take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

         (b) take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval;

         (c) change its methods of accounting in effect at December 31, 2000, except in accordance with changes in GAAP or regulatory accounting principles as concurred to by BancorpSouth's independent auditors; or

         (d)      agree or commit to do any of the foregoing.

6.3. Mutual Covenant. Each of Pinnacle and BancorpSouth shall cause the boards of directors of each of Pinnacle's Subsidiaries and BancorpSouth Bank, respectively, to consider and act to approve this Agreement promptly after the date hereof and prior to the Closing Date.

                       ARTICLE VII. ADDITIONAL AGREEMENTS

7.1.     Regulatory Matters.

         (a) BancorpSouth and Pinnacle shall promptly prepare and file with the SEC the Proxy Statement, and BancorpSouth shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of Pinnacle and BancorpSouth shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Pinnacle shall thereafter mail the Proxy Statement to its shareholders as promptly as practicable. BancorpSouth shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

         (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Holding Company Merger and the Bank Merger). Pinnacle and BancorpSouth shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Pinnacle or BancorpSouth, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

         (c) BancorpSouth and Pinnacle shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of BancorpSouth, Pinnacle or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

         (d) BancorpSouth and Pinnacle shall promptly furnish each other with copies of written communications received by BancorpSouth or Pinnacle, as the case may be, or any of their respective Subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

7.2.     Access to Information.

         (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Pinnacle shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, attorneys, financial advisors and other representatives (each, a "Representative") of BancorpSouth, access during normal business hours during the period prior to the Effective Time to all of its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, it shall, and shall cause its Subsidiaries to, make available to BancorpSouth all information concerning its business, properties and personnel as BancorpSouth may reasonably request. In addition, Pinnacle and each of its Subsidiaries shall permit a Representative of BancorpSouth to have access to the premises and observe the operations of Pinnacle or any of its Subsidiaries, as the case may be, without interfering with the operations of Pinnacle or any of its Subsidiaries and only during normal business hours, and to attend each meeting of their respective Boards of Directors and committees thereof (other than during discussions regarding this Agreement and the transactions contemplated hereby). Neither Pinnacle nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would reasonably violate or prejudice the rights of its customers or its relationship with such customers, reasonably jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Pinnacle shall identify the nature of any such limitation on access and disclosure, and the parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

         (b) BancorpSouth agrees that it will not use Confidential Information related to Pinnacle or its Subsidiaries or their predecessor entities, subsidiaries or affiliates for any purpose other than assisting BancorpSouth in consummating the transactions contemplated hereby. BancorpSouth agrees not to disclose or allow disclosure to others of any such Confidential Information, except that BancorpSouth may disclose Confidential Information to its directors, officers, employees, partners, affiliates, agents, advisors or representatives (collectively, "BancorpSouth Representatives"), to the extent necessary to permit such BancorpSouth Representatives to assist BancorpSouth in consummating the transactions contemplated hereby; provided, however, that BancorpSouth shall require each such BancorpSouth Representative to be bound by the terms of this Section to the same extent as if they were parties hereto, and BancorpSouth shall be responsible for any breach of this Section by any of the BancorpSouth Representatives. In addition, BancorpSouth agrees that it will not make any disclosure that it is having or has had discussions concerning the transactions contemplated hereby or any terms which have been or are being discussed, that it has received Confidential Information or that it is considering the transactions contemplated hereby; provided that it may make such disclosure if it has received the written opinion of its counsel that such disclosure must be made by it in order that it not commit a violation of law and, prior to such disclosure, it promptly advises and consults with Pinnacle and its legal counsel concerning the information it proposes to disclose. In the event that BancorpSouth or anyone to whom BancorpSouth transmits any Confidential Information in accordance with this Section is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any Confidential Information, BancorpSouth will give Pinnacle prompt written notice of such request or requirement so that Pinnacle may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Section, and BancorpSouth will cooperate with Pinnacle to obtain such protective order. In the event that such protective order or other remedy is not obtained or Pinnacle waives compliance with the relevant provisions of this Section, BancorpSouth (or such other persons to whom such request is directed) will furnish only that portion of the Confidential Information which, in the written opinion of BancorpSouth's counsel, is legally required to be disclosed and, upon Pinnacle's request, will use BancorpSouth's best efforts to obtain assurances that confidential treatment will be accorded to such information.

         (c) Pinnacle and its Subsidiaries agree that they will not use Confidential Information related to BancorpSouth or its Subsidiaries or their predecessor entities, subsidiaries or affiliates for any purpose other than assisting Pinnacle in consummating the transactions contemplated hereby. Pinnacle and its Subsidiaries agree not to disclose or allow disclosure to others of any such Confidential Information, except that Pinnacle may disclose Confidential Information to its directors, officers, employees, partners, affiliates, agents, advisors or representatives (collectively, "Pinnacle Representatives") only upon obtaining the prior written consent of BancorpSouth with respect to any disclosure of such information to a particular Pinnacle Representative, to the extent necessary to permit such Pinnacle Representatives to assist Pinnacle in consummating the transactions contemplated hereby; provided, however, that Pinnacle shall require each such Pinnacle Representative to be bound by the terms of this Section to the same extent as if they were parties hereto, and Pinnacle shall be responsible for any breach of this Section by any of the Pinnacle Representatives. In addition, Pinnacle and their Subsidiaries agree that they will not make any disclosure that they are having or have had discussions concerning the transactions contemplated hereby or any terms which have been or are being discussed, that they have received Confidential Information or that they are considering the transactions contemplated hereby; provided that they may make such disclosure if they have received the written opinion of their counsel that such disclosure must be made by them in order that they not commit a violation of law and, prior to such disclosure, they promptly advise and consult with BancorpSouth and its legal counsel concerning the information they propose to disclose. In the event that Pinnacle or one of its Subsidiaries or anyone to whom Pinnacle or one of its Subsidiaries transmits any Confidential Information in accordance with this Section is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any Confidential Information, Pinnacle will give BancorpSouth prompt written notice of such request or requirement so that BancorpSouth may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Section, and Pinnacle will cooperate with BancorpSouth to obtain such protective order. In the event that such protective order or other remedy is not obtained or BancorpSouth waives compliance with the relevant provisions of this Section, Pinnacle (or such other persons to whom such request is directed) will furnish only that portion of the Confidential Information which, in the written opinion of Pinnacle's counsel, is legally required to be disclosed and, upon BancorpSouth's request, will use Pinnacle's best efforts to obtain assurances that confidential treatment will be accorded to such information.

         (d) For purposes of this Section, "Confidential Information" will be deemed to include: (a) any information (including any technology, know-how, patent application, test result, research study, business plan, budget, forecast or projection) relating directly or indirectly to the business of Pinnacle or BancorpSouth, respectively, any predecessor entity or any subsidiary or other affiliate of Pinnacle or BancorpSouth (whether prepared by Pinnacle or BancorpSouth or by any other person and whether or not in written form) that is, has been or will be made available to another party hereto or its Representative by or on behalf of Pinnacle or BancorpSouth or any Representative of Pinnacle or BancorpSouth; (b) any memorandum, analysis, compilation, summary, interpretation, study, report or other document, record or material that is, has been or will be prepared by or for Pinnacle or BancorpSouth or any Representative of Pinnacle or BancorpSouth and that contains, reflects, interprets or is based directly or indirectly upon any information of the type referred to in clause (a) of this sentence; (c) the existence and terms of this Agreement and the proposed terms of any other agreement contemplated hereby and the fact that information of the type referred to in clause (a) of this sentence has been made available to Pinnacle or BancorpSouth or any of their respective Representatives; and (d) the fact that discussions or negotiations are or may be taking place with respect to a possible transaction involving Pinnacle and BancorpSouth and the proposed terms of any such transaction. "Confidential Information" will not be deemed to include: (i) any information that is or becomes generally available to the public other than as a direct or indirect result of the disclosure of any of such information by either a party hereto or by any of such party's Representatives in violation of the terms hereof; (ii) any information that was in a disclosing party's possession prior to the time it was first made available to such party or any of such party's Representatives by or on behalf of the other parties hereto or any of the other party's Representatives, provided that the source of such information was not and is not bound by any contractual or other obligation of confidentiality to the person to whom such information relates or any other person with respect to any of such information; or (iii) any information that becomes available on a non-confidential basis from a source other than the other parties hereto, provided that such source is not bound by any contractual or other obligation of confidentiality to the party to whom the information relates or any other person with respect to any of such information.

         (e) If the transactions contemplated hereby are not consummated or if, at any time, either Pinnacle or BancorpSouth (each a "Requesting Party") requests, the other party and its Representatives will promptly deliver to the Requesting Party any Confidential Information (and all copies thereof) obtained or possessed by such other party or any of its Representatives. Notwithstanding the delivery to the Requesting Party of Confidential Information pursuant to this Section, the parties and their Representatives will continue to be bound by their confidentiality obligations and other obligations under this Section.

         (f) Notwithstanding anything in any other agreement to the contrary, no investigation by BancorpSouth or its Representatives shall affect the representations, warranties, covenants or agreements of Pinnacle set forth herein, and the parties shall remain responsible to the extent provided herein, subject to Section 10.2.

         (g) The parties agree that the provisions of this Section 7.2 shall supersede any prior agreements between the parties with respect to the subject matter hereof; provided however, that the provisions of the last paragraph on page 2 of the Confidentiality Agreement, dated October 10, 2001, between Pinnacle and BancorpSouth, shall survive the execution (or termination) of this Agreement and remain in full force and effect for the term thereof.

7.3. Shareholder Meeting. Pinnacle shall take all steps in accordance with applicable law necessary to duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval and adoption of this Agreement. Pinnacle will, through its Board of Directors, recommend to its shareholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its shareholders in connection with this Agreement; provided, however, that Pinnacle's Board of Directors may submit this Agreement and the transactions contemplated herein to its shareholders for approval without recommendation pursuant to Section 4-27-1103 of the ABCA if Pinnacle's Board of Directors determines in good faith that it must do so in order to comply with its fiduciary duties.

7.4. Legal Conditions to Merger. Each of BancorpSouth and Pinnacle shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Pinnacle or BancorpSouth or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

7.5. Affiliates. Pinnacle shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of such party to deliver to BancorpSouth, as soon as practicable after the date of this Agreement, a written agreement, in the form of Exhibit 7.5.

7.6. NYSE Listing. BancorpSouth shall make all filings required of it to cause the shares of BancorpSouth Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as of the Effective Time.

7.7.     Employee Benefit Plans; Existing Agreements.

         (a) As of the Effective Time, to the extent permissible under the terms of the BancorpSouth Plans, the employees of Pinnacle and its Subsidiaries (the "Pinnacle Employees") shall be eligible to participate in BancorpSouth's employee benefit plans in which similarly situated employees of BancorpSouth or BancorpSouth Bank participate, to the same extent as similarly situated employees of BancorpSouth or BancorpSouth Bank (it being understood that inclusion of Pinnacle Employees in BancorpSouth's employee benefit plans may occur at different times with respect to different plans).

         (b) With respect to each BancorpSouth Plan that is an "employee benefit plan," as defined in section 3(3) of ERISA, for purposes of determining eligibility to participate, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for vesting or accrual of pension benefits) service with Pinnacle (or predecessor employers to the extent Pinnacle provides past service credit) shall be treated as service with BancorpSouth; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication or increase of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Each BancorpSouth Plan shall waive pre-existing condition limitations to the same extent waived under the applicable Pinnacle Plan. Pinnacle Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the BancorpSouth Plan.

         (c) As of the Effective Time, except as described in Section 8.2(d) below and except as otherwise agreed, BancorpSouth shall assume and honor and shall cause the appropriate Subsidiaries of BancorpSouth to assume and to honor in accordance with their terms all employment, severance and other compensation agreements and arrangements existing prior to the execution of this Agreement which are between Pinnacle or any of its Subsidiaries and any director, officer or employee thereof and which have been disclosed in the Pinnacle Disclosure Schedule.

         (d) BancorpSouth and Pinnacle agree to cooperate and take all reasonable actions to effect the merger of any employee benefit plan that is intended to be qualified under section 401(a) of the Code into the appropriate tax-qualified retirement plan of BancorpSouth after the Merger is completed, so that such plan merger satisfies the requirements of section 414(l) of the Code; provided, however, that BancorpSouth shall not be obligated to effect such a merger of a plan unless such plan is fully funded under section 412 of the Code and section 302 of ERISA, to the extent applicable, and the merger would not jeopardize the tax-qualified status of any BancorpSouth Plan.

         (e) Notwithstanding the preceding paragraph, if requested by BancorpSouth, prior to the Effective Time, Pinnacle shall freeze, terminate, amend or take other action with respect to any Plan that BancorpSouth, in its sole discretion, deems advisable and not inconsistent with this Agreement, and provide all required notices to participants and appropriate governmental agencies.

7.8.     Indemnification of Pinnacle Directors and Officers.

         (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Pinnacle or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of Pinnacle, any of the Subsidiaries of Pinnacle or any of their respective predecessors or affiliates or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that, after the Effective Time, BancorpSouth shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation. In the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with BancorpSouth; provided, however, that (1)

BancorpSouth shall have the right to assume the defense thereof and, upon such assumption, BancorpSouth shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if BancorpSouth elects not to assume such defense or if counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between BancorpSouth and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with BancorpSouth, and BancorpSouth shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) BancorpSouth shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties (unless an ethical conflict of interest arises for such firm of counsel in representing all Indemnified Parties), (3) BancorpSouth shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) BancorpSouth shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 7.8, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify BancorpSouth thereof; provided that the failure to so notify shall not affect the obligations of BancorpSouth under this Section 7.8 except to the extent such failure to notify materially prejudices BancorpSouth. BancorpSouth's obligations under this Section 7.8 shall continue in full force and effect without time limit from and after the Effective Time.

         (b) BancorpSouth shall cause each person serving as a director or officer of Pinnacle immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors' and officers' liability insurance policy maintained by Pinnacle (provided that BancorpSouth may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall BancorpSouth be required to expend on an annual basis more than 150% of the current amount expended by Pinnacle (the "Insurance Amount") to maintain or procure insurance coverage, and further provided that if BancorpSouth is unable to maintain or obtain the insurance called for by this Section 7.8(b), BancorpSouth shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.

         (c)      In the event BancorpSouth or any of its successors or assigns
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of BancorpSouth assume the obligations set forth in this Section.

         (d) The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

7.9. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by BancorpSouth.

7.10. Coordination of Dividends. After the date of this Agreement each of BancorpSouth and Pinnacle shall coordinate with the other the declaration of any dividends in respect of Pinnacle Common Stock and the record dates and payments dates relating thereto, it being the intention of the parties that the holders of Pinnacle Common Stock may (to the extent allowed by law and declared) receive one, but not more than one, dividend for any calendar quarter or other period with respect to their shares of Pinnacle Common Stock and any shares of BancorpSouth Common Stock any holder of Pinnacle Common Stock receives in exchange thereof in the Merger.

7.11. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of BancorpSouth and Pinnacle agrees to use its respective reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

7.12. Tax-Free Qualification. Each of BancorpSouth and Pinnacle shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.


                       ARTICLE VIII. CONDITIONS PRECEDENT

8.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) Shareholder Approval. This Agreement shall have been approved and adopted by the requisite votes of the shareholders of Pinnacle under applicable law.

         (b) Listing of Shares. The shares of BancorpSouth Common Stock which shall be issued to the shareholders of Pinnacle upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

         (c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

         (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

         (e) Minimum Age Requirements. All minimum age requirements with respect to Pinnacle Bank arising under Section 23-48-503(a)(2) of the ABA shall have lapsed.

         (f) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

8.2. Conditions to Obligations of BancorpSouth. The obligation of BancorpSouth to effect the Merger is also subject to the satisfaction or waiver by BancorpSouth at or prior to the Effective Time of the following conditions:

         (a) Representations and Warranties. The representations and warranties of Pinnacle set forth in Sections 4.2 and 4.8 of this Agreement shall be true and correct in all respects without giving effect to Section 3.2 of this Agreement, and those set forth elsewhere in this Agreement shall be true and correct after giving effect to Section 3.2, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak only as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. BancorpSouth shall have received a certificate signed on behalf of Pinnacle by the Chief Executive Officer and the Chief Financial Officer of Pinnacle to the foregoing effect.

         (b) Performance of Obligations of Pinnacle. Pinnacle shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and BancorpSouth shall have received a certificate signed on behalf of Pinnacle by the Chief Executive Officer and the Chief Financial Officer of Pinnacle to such effect.

         (c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

         (d) Employment Agreements. The written employment agreements with the employees listed on Schedule 3.2(b) (collectively, the "Employment Agreements"), executed as of the date hereof, shall remain in full force and effect, and BancorpSouth shall have no reasonable basis to believe that there is a currently existing or anticipated breach of such Employment Agreements by any such employees.

         (e) Federal Tax Opinion. BancorpSouth shall have received an opinion from Waller Lansden Dortch & Davis, PLLC, counsel to BancorpSouth ("BancorpSouth's Counsel"), in form and substance reasonably satisfactory to BancorpSouth, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Holding Company Merger will be treated as a reorganization within the meaning of
Section 368(a) of the Code and that BancorpSouth and Pinnacle will each be a party to that reorganization. In rendering such opinion, BancorpSouth's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of BancorpSouth, Pinnacle and others, reasonably satisfactory in form and substance to such counsel. BancorpSouth and Pinnacle will cooperate with each other and BancorpSouth's Counsel in executing and delivering to BancorpSouth's Counsel customary representations letters in connection with such opinion.

8.3. Conditions to Obligations of Pinnacle. The obligation of Pinnacle to effect the Merger is also subject to the satisfaction or waiver by Pinnacle at or prior to the Effective Time of the following conditions:

         (a) Representations and Warranties. The representations and warranties of BancorpSouth set forth in this Agreement shall be true and correct after giving effect to Section 3.2 of this Agreement as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Pinnacle shall have received a certificate signed on behalf of BancorpSouth by the Chief Executive Officer and the Chief Financial Officer of BancorpSouth to the foregoing effect.

         (b) Performance of Obligations of BancorpSouth. BancorpSouth shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Pinnacle shall have received a certificate signed on behalf of BancorpSouth by the Chief Executive Officer and the Chief Financial Officer of BancorpSouth to such effect.

         (c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

         (d) Federal Tax Opinion. Pinnacle shall have received an opinion from Kutak Rock LLP ("Pinnacle's Counsel"), or other counsel reasonably satisfactory to Pinnacle, in form and substance reasonably satisfactory to Pinnacle, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Holding Company Merger will be treated as a reorganization within the meaning of
Section 368(a) of the Code and that BancorpSouth and Pinnacle will each be a party to that reorganization. In rendering such opinion, Pinnacle's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of BancorpSouth, Pinnacle and others, reasonably satisfactory in form and substance to such counsel. BancorpSouth and Pinnacle will cooperate with each other and Pinnacle's Counsel in executing and delivering to Pinnacle's Counsel customary representations letters in connection with such opinion.

                     ARTICLE IX. TERMINATION AND AMENDMENT

9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Pinnacle:

         (a) By mutual consent of Pinnacle and BancorpSouth in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

         (b) By either BancorpSouth or Pinnacle upon written notice to the other party (i) 60 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

         (c) By BancorpSouth or Pinnacle upon written notice to the other party if the Merger shall not have been consummated on or before April 30, 2002, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

         (d) By BancorpSouth upon written notice to Pinnacle (provided that BancorpSouth may not terminate if it is in material breach of any of its obligations under Section 7.3) if any approval of the shareholders of Pinnacle required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a respective duly held meeting of such shareholders or at any adjournment or postponement thereof;

         (e) By either BancorpSouth or Pinnacle upon written notice to the other party (provided that the terminating party is not then in breach of any representation or warranty (after giving effect to Section 3.2) or material breach of any covenant or other agreement contained herein) in the event of either: (i) if any of the representations or warranties set forth in this Agreement on the part of the other party hereto shall be or become untrue or incorrect (after giving effect to Section 3.2 hereof as provided in Article
VIII), and such representation is either incapable, by its nature, of being cured or is not cured within 30 calendar days following the giving of written notice thereof to the party making such representation; or (ii) a material breach by the other party of any of the covenants or agreements contained in this Agreement, and such breach is either incapable, by its nature, of being cured or is not cured within 30 calendar days following the giving of written notice thereof to such other party; or


         (f) By BancorpSouth upon written notice to Pinnacle if Pinnacle's Board of Directors shall have failed to recommend in the Proxy Statement that Pinnacle's shareholders approve and adopt this Agreement, or Pinnacle's Board of Directors shall have withdrawn, modified or changed, in a manner adverse to BancorpSouth, its approval or recommendation of this Agreement and the transactions contemplated hereby, or if Pinnacle enters into any letter of intent, agreement in principle, or acquisition or similar agreement related or with respect to any Acquisition Proposal.

9.2. Effect of Termination. In the event of termination of this Agreement by either BancorpSouth or Pinnacle as provided in Section 9.1, this Agreement shall forthwith become void and have no effect except (i) Sections 7.2(b)-(e) and (g),
9.2 and 10.3 shall survive any termination of this Agreement (ii) that notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its breach of any provision of this Agreement, and Pinnacle shall not be relieved or released from any obligation to make payment to BancorpSouth pursuant to Section 6.1(d) hereof.

9.3. Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Pinnacle; provided, however, that after any approval of the transactions contemplated by this Agreement by Pinnacle's shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to such shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4. Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                          ARTICLE X. GENERAL PROVISIONS

10.1. Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. (Central
Time) on the first day which is at least two business days after the satisfaction or waiver (subject to applicable law) of the last to occur of the conditions set forth in Article VIII hereof (other than those conditions which relate to actions to be taken at the Closing) (the "Closing Date"), at the offices of Waller Lansden Dortch & Davis, PLLC, 511 Union Street, Suite 2100, Nashville, Tennessee 37219, or at such other time, date and place as is agreed to by the parties hereto.

10.2. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than Section 10.3 hereof) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

10.3. Expenses. All costs and expenses, including legal, accounting and financial advisory fees and expenses, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

10.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)  if to BancorpSouth, to:  BancorpSouth, Inc.
                                       One Mississippi Plaza
                                       Tupelo, Mississippi 38804
                                       Attention: Chief Executive Officer
                                       Facsimile: (662) 680-2006

         with a copy (which shall not
         constitute notice) to:        Waller Lansden Dortch & Davis,
                                        A Professional Limited Liability Company
                                       511 Union Street, Suite 2100
                                       Nashville, Tennessee 37219
                                       Attention: Ralph W. Davis, Esq.
                                       Facsimile: (615) 244-6804

         and

         (b) if to Pinnacle, to:       Pinnacle Bancshares, Inc.
                                       2610 Cantrell Road
                                       Little Rock, Arkansas 72202
                                       Attention: Robert Althoff
                                       Facsimile: (501) 614-5005

         with a copy (which shall not
         constitute notice) to:        Kutak Rock LLP
                                       Suite 1100, 425 West Capitol Avenue
                                       Little Rock, Arkansas 72201-3409
                                       Attention: Jeffrey J. Gearhart, Esq.
                                       Facsimile: (501) 975-3001

10.5.    Interpretation.

         (a) In this Agreement, unless a contrary intention appears, (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and


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

not to any particular Article, Section or other subdivision, and (ii) when a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article, Section of or Exhibit or Schedule to this Agreement, as applicable. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to November 14, 2001. Unless the context otherwise requires, when used in this Agreement, (i) the singular shall include the plural, the plural shall include the singular, and all nouns, pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require, and
(ii) the term "or" shall mean "and/or." For purposes of this Agreement, "knowledge" means, with respect to an individual, such individual is actually aware, after reasonable inquiry, of the particular fact, matter, circumstance or other item, and, with respect to any party, entity or other person other than an individual, any individual who is serving as a director, chairman, chief executive officer, president, chief operating officer, chief financial officer, chief accounting officer, controller, chief credit officer, general counsel, senior or executive vice president, or regional chairman of such party, entity or other person or other officer, regardless of title, thereof charged with or responsible for the oversight of a particular area, department or function to which the subject matter relates, has or at any time had "knowledge" of such fact, matter, circumstance or other item. References to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced by the parties from time to time. References to any party to this Agreement shall include references to its respective successors and permitted assigns. References to law are references to that law as amended, consolidated, supplemented or replaced from time to time, and shall include references to any constitutional provision, treaty, decree, convention, statute, act, regulation, rule, ordinance, subordinate legislation, rule of common law and of equity and judgment and shall include the requirements of any applicable stock exchange. References to a judgment shall include references to any order, injunction, decree, determination or award of any court or tribunal. References to any Governmental Entity or Regulatory Agency include any successor to that Governmental Entity or Regulatory Agency.

         (b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto have each negotiated the terms hereof, reviewed this Agreement carefully, and discussed it with their respective legal counsel. It is the intent of the parties that each word, phrase and sentence and other part hereof shall be given its plain meaning. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

10.6. Defined Terms. Certain terms used in this Agreement have the meanings ascribed thereto herein, and shall be applicable to the singular and the plural forms of such terms, except as otherwise provided herein.

10.7. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same instrument and shall become effective when counterparts have been signed by each of the parties and delivered to the other party hereto, it being understood that all parties need not sign the same counterpart.

10.8. Entire Agreement. This Agreement (including the schedules, exhibits, documents and instruments referred to herein) constitutes the entire agreement and, except as specifically provided herein, supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

10.9. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Mississippi, without regard to the conflicts of laws principles of any jurisdiction.


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

The parties agree that the venue for resolution of any dispute arising out of this Agreement shall be a court of competent jurisdiction in Mississippi.

10.10. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, without having to post bond therefor or prove actual damages, this being in addition to any other remedy to which they are entitled at law or in equity.

10.11. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.12. Publicity. Except as otherwise required by law or the rules of the NYSE, so long as this Agreement is in effect, neither BancorpSouth nor Pinnacle shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which such consent shall not be unreasonably withheld or delayed.

10.13. Assignment; Successors; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.



                   [THE FOLLOWING PAGE IS THE SIGNATURE PAGE.]



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


         IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written for themselves and their respective Subsidiaries.


                              BANCORPSOUTH, INC.




                              By: /s/ Aubrey S. Patterson
                                  ------------------------------------------
                                  Aubrey B. Patterson
                                  Chairman and Chief Executive Officer



                              PINNACLE BANCSHARES, INC.




                              By: /s/ Robert M. Althoff
                                  ------------------------------------------
                                  Robert M. Althoff
                                  President and Chief Executive Officer




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